Exhibit 19.1
SUBJECT: INSIDER TRADING POLICY
I.THE NEED FOR A POLICY STATEMENT
Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with material nonpublic information (as further described below) from disclosing this information to others who may trade.
Fluor Corporation has adopted the following policy (this "Policy") regarding trading in securities by directors and all employees and contractors of Fluor Corporation and its subsidiaries (collectively, the "Company"). The term “employees,” when used in this Policy, shall be deemed to also include all directors and contractors of the Company.
For purposes of this Policy, "trading" includes purchases and sales of stocks, bonds, debentures, options, puts, calls and other securities, sales of stock acquired by exercising employee stock options, gifts of securities (including charitable donations), using securities to secure a loan, and other trades made pursuant to an investment direction under an employee benefit plan such as the Company’s 401(k) plan.
Employees are responsible for not violating federal or state securities laws or this Policy. The Company designed this Policy to promote compliance with the securities laws and to protect the Company and employees from the serious civil and criminal liabilities and penalties that can result from violations of these laws.
Violations of the insider trading laws may result in the employee having to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5,000,000. The employee also may have to serve a jail sentence of up to 20 years. In addition, the Company could be subject to civil and/or criminal fines.
The Securities and Exchange Commission ("SEC"), New York Stock Exchange ("NYSE") and state regulators (as well as the N.Y. Attorney General and the Department of Justice) are very effective at detecting and pursuing insider trading cases. Federal and state regulators have successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that employees understand the breadth of activities that constitute illegal insider trading. If there are any questions regarding this Policy, please contact the Chief Legal Officer at [REDACTED].
OUR POLICY
No Trading While Aware of Material Nonpublic Information
Employees may not trade in the stock or other securities of any company when aware of material nonpublic information (as defined below) about that company. This Policy against "insider trading" applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers, suppliers, or firms with which the Company may be negotiating a major transaction.

No "Tipping"
Employees may not convey (whether through traditional forms of communication or social media or otherwise) material nonpublic information about a company to others or suggest that anyone purchase or sell any company's securities while aware of material nonpublic information about that company. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply if an employee engages in insider trading directly, even if the employee does not receive any money or derive any benefit from trades made by persons to whom the employee passed material nonpublic information. This policy against "tipping" applies to information about the Company and its securities, as well as to information about other companies. This Policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material nonpublic information, however, should not be disclosed to persons outside the Company unless the employee disclosing the information is specifically authorized to disclose such information and the person who is to receive the information has agreed, in writing, if appropriate, to keep the information confidential.
No Short Term Trading, Speculative Trading or Hedging
It is against Company policy for employees to engage in short term or speculative trading in Company securities. As such, it is against Company policy for employees to trade in puts, calls or other publicly traded or “over-the-counter” options in Company securities, or to sell Company securities short.
In addition, because certain forms of hedging or monetization transactions, such as zero cost collars and forward sale contracts, involve the establishment of a short position in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities, employees are prohibited from engaging in any hedging or monetization transactions involving Company securities.
Pledging of Company Securities
Because margin or foreclosure sales may occur at a time when an employee is aware of material nonpublic information or otherwise not permitted to trade in Company securities, employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan or otherwise. This Policy does not prohibit broker-assisted exercise or settlement of equity awards granted by the Company that may involve an extension of credit only until the sale is settled, provided that any such transaction complies with the terms of this Policy.
401(k) Transactions
The restrictions set forth in this Policy apply to an election an employee may make:
(i)to begin or terminate investing in the Company stock fund under the Company’s 401(k) plan,
(ii)to increase or decrease the percentage of periodic contributions under the Company’s 401(k) plan (but only if that increase or decrease results in a change to the dollar amount of an employee’s periodic contribution used to purchase Company securities),

(iii)to effect an intra-plan transfer of an existing account balance into or out of the Company stock fund,
(iv) to liquidate some or all of an employee’s investment in the Company stock fund of the 401(k) plan,
(v)to borrow money, to the extent otherwise permitted, against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance, and
(vi)(vi) to repay a 401(k) plan loan if the repayment will result in allocation of loan proceeds to the Company stock fund.
However, they do not apply to purchases of Company securities in the Company's 401(k) plan resulting from periodic contributions to the 401(k) plan pursuant to a payroll deduction election made when an employee is not subject to a special blackout period or otherwise restricted from trading (pursuant to this Policy, a supplement to this Policy or otherwise) and when an employee is not aware of material nonpublic information.
Vesting, Exercise and Tax Withholding
The restrictions set forth in this Policy do not apply to (i) the exercise of Company stock options if no shares are to be sold or if there is a "net exercise", (ii) the vesting of Company stock options, restricted stock or restricted stock units or (iii) the withholding of shares by the Company to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units. Note that a "net exercise," which is not subject to the restrictions of this Policy, is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise, which is subject to the restrictions in this Policy, involves the broker selling some or all of the shares underlying the option in the open market.
Application of Policy
The SEC and federal prosecutors may presume that trading by family members (including children away at school) is based on information an employee supplied and treat any such transactions as if the employee had directly engaged in the trading. Employees are therefore responsible—and will be held accountable—for ensuring their Immediate Family Members take no actions that violate the restrictions set forth in this Policy and any supplement to this Policy. Immediate Family Members include:
•any member of an employee’s immediate family (i.e., family members who share the same household, such as a spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws and the like),
•anyone else living in an employee’s household other than household employees,
•any family members who do not live in an employee’s household but whose transactions in Company securities are directed by the employee or subject to the employee’s influence or control, such as parents or children who consult with the employee before they trade in Company securities,

•any entity controlled by or managed by an employee, any trusts for which an employee is the trustee or has a beneficial pecuniary interest, and
•anyone acting on an employee’s behalf (including any broker or plan administrator effecting transactions in Company stock for an employee’s account),
There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Remember that even if the information is not material to the Company, it may nevertheless be material to another company, and the Company’s policies apply to trading in other companies' stock. Any information, whether about the Company, about another company, or otherwise, that could be expected to affect the price of the security is material. Common examples of information that may be material include:
•earnings information, including revenue results, contracting activity or other revenue projections;
•information about a major contract (including the award of a new contract or cancellation of an existing contract);
•financial projections, forecasts or budgets;
•information about current, proposed or contemplated transactions or business plans (such as mergers, joint ventures, acquisitions, dispositions, financial restructurings, tender offers, acquisitions or sales of a business segment or unit, or other significant changes in assets);
•new products or discoveries or significant developments regarding customers or suppliers;
•changes in directors, senior management or other major personnel changes;
•changes in dividend policy, declaration of a stock split or the proposed or contemplated issuance, redemption or repurchase of securities;
•extraordinary borrowing or financial liquidity problems;
•changes in pricing or discount policies;
•institution of, or developments in, major litigation, investigations or regulatory actions or proceedings;
•changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditors' audit report;
•changes in control;

•material defaults under agreements or actions by creditors, clients or suppliers relating to the Company's credit rating;
•marketing changes;
•the interruption of production or other aspects of the Company's business as a result of an accident, fire, natural disaster, pandemic or breakdown of labor negotiations or any major shut-down;
•labor negotiations;
•major environmental incidents;
•cybersecurity risks or incidents;
•bankruptcy concerns or developments; and
•major events regarding the Company's securities.
Both positive and negative information can be material. Federal, state and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so employees should always err on the side of deciding that the information is material and not trade. If there are any questions regarding specific information, please contact the Chief Legal Officer at [REDACTED].
Nonpublic Information
Nonpublic information is information that is not generally known or available to the public. The Company considers information to be available to the public only when:
•it has been released to the public by the Company (or with respect to one of the Company’s customers, suppliers or another company, by such company) through appropriate channels, e.g., by means of a press release or a widely disseminated statement from a senior officer; and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, employees should consider information to be nonpublic until the second trading day following public disclosure. This is the case regardless of the time of day when the Company releases nonpublic information. For example, if the Company discloses material nonpublic information on February 18, 2021 (either before the market opens, during market hours, or following the market close), employees may not trade until the market opens on February 22, 2021 (the second trading day after the Company's release), so long as the employee does not have any additional material nonpublic information after such release.
It is important to be aware that (i) information learned from a source outside of the Company may still constitute nonpublic information if it has not been publicly disclosed by the Company and (ii) even if there are widespread and correct rumors about the Company, the information that is the subject of the rumors may be nonpublic if it has not been publicly disclosed or confirmed by the Company.

UNAUTHORIZED DISCLOSURE
Employees must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information employees learn about the Company or its business plans is potentially nonpublic information until the Company publicly discloses it. Employees should treat this information as confidential and proprietary to the Company. Employees may not disclose it (whether through traditional forms of communication or social media or otherwise) to others, such as family members, other relatives, or business or social acquaintances. However, nothing in this policy prohibits employees from reporting possible violations of federal law or regulations to any governmental agency or entity.
Also, legal rules govern the timing and nature of the Company’s disclosure of material information to outsiders and the public. Violation of these rules could result in substantial liability for employees, the Company and its management. For this reason, the Company permits only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company's Guidelines for Public Disclosure. If an employee receives inquiries of this nature, the employee should refer them to the head of Investor Relations.
WHEN AND HOW EMPLOYEES CAN TRADE COMPANY SECURITIES
The Company has implemented policies governing when and how employees can trade in Company securities. Employees should comply at all times with the policies set forth herein.
No Trading While Aware of Material Nonpublic Information
As noted above, employees cannot trade in Company securities or the securities of any other company while aware of material nonpublic information concerning the Company or such other company. Any questions regarding whether information is "material" or "nonpublic" should be directed to the Chief Legal Officer.
Special Blackout Periods
From time to time the Company, through the Chief Legal Officer, may designate special blackout periods during which certain directors, officers and employees of the Company may not trade. If an employee is designated as one of those persons, that employee may not disclose to any outside third party that a special blackout period has been designated, and that employee may not trade during any such period.
POST-TERMINATION TRANSACTIONS
This Policy will continue to apply to transactions in Company securities after an employee’s employment or service with the Company has terminated in accordance with the following:
•If an employee is aware of material nonpublic information at the time of termination, that employee may not trade in the Company’s securities until that information has been publicly disclosed or is no longer material.
•If an employee is subject to a special blackout period at the time of termination, that employee may not trade in the Company’s securities until that blackout period is lifted or the Chief Legal Officer notifies that employee that the employee is permitted to trade (subject to the employee not having any other material nonpublic information at the time of the lifting of the blackout period).
•If an employee is subject to the trading window pursuant to the supplement to this Policy and the window is closed at the time of termination, that employee may not trade in the Company’s securities until the next open window period opens (subject to that employee not having any material nonpublic information at the time of the opening of the window period).
•If an employee is designated as a Section 16 officer at the time of termination, that employee will continue to be subject to this Policy for six months from the date of termination in addition to being subject to each of the bullets above.
PERSONAL RESPONSIBILITY AND ASSISTANCE
Employees should remember that employees bear the ultimate responsibility for adhering to this Policy and avoiding improper trading. If an employee violates this Policy, beyond the civil and criminal penalties the employee might otherwise face, the Company may take disciplinary action against the employee, up to and including termination. If there are any questions about this Policy or the application of this Policy to a particular case, employees should seek additional guidance from the Chief Legal Officer.
CERTIFICATION
All persons subject to this Policy may be required to certify to their understanding of and intent to comply with this Policy periodically.
EXCEPTIONS
None.

Supplement to Insider Trading Policy
Subject: Pre-Clearance Procedures and Trading Windows Applicable to Company Insiders
As described in more detail in the Management Directive entitled Prohibitions on Insider Trading (the “Insider Trading Policy”), it is the policy of Fluor Corporation (together with its subsidiaries, the "Company") that employees may not trade in the stock or other securities of any company (including the Company) when the employee is aware of material nonpublic information about that company. In addition, because of either their position with the Company or because of their involvement with a project or matter that has resulted in knowledge of material nonpublic information, employees that receive this Supplement to the Insider Trading Policy (this “Supplement”) are considered by the Company to be a “Company Insider” and, as such, are subject to the additional policies and procedures outlined in this Supplement.
The policies and procedures included in this Supplement, which among other things, prohibit Company Insiders from trading except during an open Trading Window (as defined below) and require pre-clearance of all trades by Company Insiders (as further described below), are designed to facilitate compliance with insider trading laws (as discussed in detail in the Insider Trading Policy). Company Insiders must at all times comply with the policies and procedures set forth in this Supplement and the Insider Trading Policy when trading in Company securities. The restrictions set forth in this Supplement apply to all of the types of transactions identified in the Insider Trading Policy. In addition, the restrictions set forth in this Supplement also apply to any member of a Company Insider’s immediate family (i.e., family members who share the same household, such as a spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws and the like), anyone else living in a Company Insider’s household other than household employees, any family members who do not live in a Company Insider’s household but whose transactions in Company securities are directed by the Company Insider or subject to the Company Insider’s influence or control, such as parents or children who consult with the Company Insider before they trade in Company securities, any entity controlled by or managed by a Company Insider, any trusts for which a Company Insider is the trustee or has a beneficial pecuniary interest, and anyone acting on a Company Insider’s behalf (including any broker or plan administrator effecting transactions in Company stock for a Company Insider’s account), and Company Insiders are responsible for compliance with these policies by those persons. Thus, such persons may only trade during an open Trading Window and their trades must be pre-cleared in accordance with the procedures set forth below. If there are any questions regarding the policies and procedures in this Supplement or the Insider Trading Policy, please contact the Chief Legal Officer at [REDACTED] or the Chief Compliance Officer at [REDACTED].
A.    Trading Window
Company Insiders may trade in Company securities only during the period beginning on the third trading day following the Company’s public disclosure of its earnings and ending on the thirtieth day thereafter or, in the case of the first quarter of each year, the twentieth day thereafter (each such period, the "Trading Window"). Trading outside the Trading Window is prohibited without the written approval of the Chief Legal Officer. If the Trading Window closes on a non-trading day (i.e., a Saturday, Sunday or New York Stock Exchange holiday) the Trading Window will close on the completion of the immediately preceding trading day. As an example of the Trading Window, assume the Company releases its earnings statement before market hours on May 5, 2023. No trading could be executed except between May 9, 2023 (the third trading day after the release) through and including June 7, 2023.
Even if the Trading Window is open, Company Insiders may not trade in Company securities if the Company Insider is aware of material nonpublic information about the Company or if the Company Insider is subject to a special blackout period (as further described in the Insider Trading Policy). Furthermore, even if the Trading Window is open, you must pre-clear all transactions in accordance with the pre-clearance procedures described below.
In light of these restrictions, if a Company Insider expects a need to sell Company securities at a specific time in the future, Company Insiders may wish to consider entering into a pre-arranged Rule 10b5-1(c) trading plan, as discussed below.
B    Pre-Clearance Procedures
The Company requires each Company Insider, for so long as each such person is a Company Insider, to contact the Chief Legal Officer in advance of effecting any purchase, sale or other trade of Company securities to obtain the Chief Legal Officer's prior pre-clearance for that transaction. In addition, Company Insiders are encouraged to consult with the Chief Legal Officer before trading in securities of companies that have material relationships with the Company.
The Company also requires approval for Rule 10b5-1(c) trading plans (discussed below) and elections under employee benefit plans. Any transaction that occurs pursuant to a Rule 10b5-1(c) trading plan that has been approved by the Chief Legal Officer will not require pre-clearance at the time of the transaction.
All requests for pre-clearance should be submitted to the Chief Legal Officer at least two business days in advance of the proposed transaction. Company Insiders are responsible for personally speaking with a representative in the Chief Legal Officer's office; if a Company Insider leaves a voicemail message and does not hear back, the Company Insider should follow up to ensure that the message was received.
When a Company Insider calls for pre-clearance, the Company will require detailed information on the proposed transaction. This includes exactly how many shares are involved and, if stock options are involved, exactly which stock options are proposed to be exercised. Company Insiders will also need to indicate the exact date the transaction is proposed to occur or other conditions to the transaction (for example, any minimum price condition) and will need to provide contact information for the broker who will be responsible for the order. If a transaction is pre-cleared but prior to execution the Company Insider becomes aware of material nonpublic information concerning the Company, that Company Insider may not engage in the transaction and will need to re-submit the transaction for pre-clearance before engaging in the transaction.
Transactions that are pre-cleared must be initiated within five business days after the transaction is pre-cleared, including the date the transaction is pre-cleared. For example, if a transaction is pre-cleared on May 8, 2023 (whether before, during, or after market hours), the transaction would need to be initiated by the end of the business day on May 12, 2023.

If a proposed transaction is not pre-cleared, the Company Insider must refrain from initiating any transaction in Company securities and may not inform anyone within or outside of the Company of the restriction.
C.    Rule 10b5-1(c) Trading Plans
In light of the restrictions on trading Company securities, as discussed in the Insider Trading Policy and this Supplement, the Company permits Company Insiders to enter into a pre-arranged Rule 10b5-1(c) trading plan, provided such plan complies with Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Company's policy with respect to such plans, as detailed below.
Rule 10b5-1(c) under the 1934 Act provides for an affirmative defense against insider trading liability if trades occur pursuant to a pre-arranged "trading plan" that meets specified conditions. Under this rule, if a Company Insider enters into a binding contract, instruction or written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when the Company Insider is not aware of material nonpublic information, that Company Insider may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when that Company Insider is aware of material nonpublic information. Arrangements under this rule may specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to an independent third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Trading plans can be established for a single trade or series of trades.
It is important that Company Insiders properly document the details of a trading plan. Note that, in addition to the requirements described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before a Company Insider can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include:
•directors and officers must represent that at the time of adoption or modification of the trading plan that they are not aware of material non-public information,
•directors and officers must represent that they are adopting the trading plan in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5,
•that the Company Insider does not modify their trading instructions while they are aware of material nonpublic information and
•that Company Insiders not enter into or alter a corresponding or hedging transaction or position.
Because this rule is complex, the Company recommends that Company Insiders work with a broker and be sure they fully understand the limitations and conditions of the rule before establishing a trading plan. Under SEC rules, the use of a Rule 10b5-1(c) trading plan by directors and officers of the Company will be publicly disclosed in the Company’s SEC filings.

All Rule 10b5-1(c) trading plans must be approved in advance by the Chief Legal Officer prior to implementing any such plan. In order to receive approval, a proposed Rule 10b51(c) trading plan must include a cooling-off period from the effective date of the plan before trades may commence under the plan. For directors and officers of the Company, the cooling-off period must be the later of: (1) 90 days following adoption or modification of the trading plan or (2) two business days following the filing of the Form 10-Q or Form 10-K covering the fiscal quarter in which the trading plan was adopted or modified (but not to exceed 120 days following the adoption or modification of the trading plan) before any trading can commence under the trading plan. Employees other than directors or officers must use a cooling-off period of at least 30 days. In addition, all amendments, modifications and terminations of an existing Rule 10b5-1(c) trading plan must be reviewed and approved in advance by the Chief Legal Officer.